EXHIBIT 99.1

Axe Compute Takes Full Ownership of Georgia AI Cluster, Significantly Increasing the Contract’s Expected Free Cash Flow and Gross Margin

  Non-dilutive transaction retires $87.8 million in asset-backed financing with no new equity issued; Duos and Axe Compute to expedite additional SPV site developments
  Axe Compute’s AI Cluster Customer Agreement Extended to Five Years

PITTSBURGH, Oct. 05, 2026 (GLOBE NEWSWIRE) -- Axe Compute Inc. (NASDAQ: AGPU) today announced that it completed its acquisition from Duos Technologies Group, Inc. (“Duos”) of 100% of the special purpose vehicle (the “SPV”) that owns the Axe Compute AI cluster in Columbus, Georgia (the “Georgia Cluster”) on September 30, 2026. At closing, Axe Compute paid off the SPV’s asset-backed loan facility of approximately $87.8 million, with no new equity issued. The remaining consideration consists of a $42.9 million deferred purchase price payable to Duos in monthly installments of $715,000, with any unpaid balance due in full by the earlier of twelve months after signing and the date Axe Compute enters into a financing secured by the Georgia Cluster. Axe Compute expects to pay the deferred purchase price directly from cash flows generated by the Georgia Cluster. Axe Compute expects to generate approximately $364.6 million in revenue over the life of the customer agreement, with a significant expected improvement to estimated contract gross margin. In addition, the Georgia AI Cluster customer agreement has been extended from three years to five years, running through 2031 with renewal options thereafter.

Under a separate agreement, Duos covers the facility’s colocation and energy costs for the full five-year term, so the Georgia Cluster’s power and facility costs are fixed for the life of the customer contract. Duos continues to own and operate the Georgia facility.

Located at Duos’ facility in Columbus, Georgia, the Georgia Cluster consists of 288 servers containing 2,304 NVIDIA B300 GPUs. This Georgia Cluster is a landmark deployment and demonstrates Axe Compute’s program for designing, deploying, owning and operating dedicated AI infrastructure for enterprise customers. Axe Compute intends to apply the same structure to future deployments under the program: a committed customer, infrastructure secured for the same term, and ownership of the compute hardware.

“In another validation of our partnership with Duos, we are taking this step so we can both focus on what we do best. Duos is a world class data center builder and we are fortunate to call them a partner,” said Christopher Miglino, Chief Executive Officer of Axe Compute. “Our customer is committed for five years, our power and facility costs are covered for five years, and we own our GPUs. That alignment is expected to significantly expand the margin profile and return on this existing cluster.”

“This is the right move for both companies, and our relationship with Axe Compute has never been stronger,” said Doug Recker, Chief Executive Officer of Duos Technologies Group. “It streamlines the Georgia structure so Axe Compute can focus on what it does exceptionally well, delivering AI clusters to its customers. Duos stays focused on what we do best, providing the power and infrastructure behind them, now under a five-year partnership.”

Details of the acquisition are provided in a Current Report on Form 8-K filed by Axe Compute with the U.S. Securities and Exchange Commission.

About Axe Compute Inc.
Axe Compute Inc. (NASDAQ: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with flexibility across hardware, geography, and deployment models. Axe Compute provides the design, deployment, ownership, and operation of large-scale, dedicated AI infrastructure worldwide, supported by enterprise-grade SLAs and operational expertise. For more information, visit www.axecompute.com.

About Duos Technologies Group, Inc.
Duos Technologies Group, Inc. (NASDAQ: DUOT), headquartered in Jacksonville, Florida, provides and manages modular architecture colocation data centers and infrastructure solutions. Through its Duos Edge AI brand, the Company delivers high-performance computing infrastructure built on its proprietary, scalable Duos Modular Architecture, designed to support the high-power environments required for AI and enterprise computing. Separately, Duos Technology Solutions provides manufacturer-agnostic sourcing and fulfillment services that enable efficient deployment of data centers and IT environments. Together, these platforms position the Company to address growing demand for distributed digital infrastructure in underserved Tier 3 and Tier 4 markets. For more information, visit www.duostech.com and www.duosedge.ai.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the transaction and the extended customer and power and facility agreements; the expected profitability, including impacts to estimated contract gross margin, and contracted revenue of the Georgia Cluster; Axe Compute’s ability to pay or refinance the deferred purchase price, including by use of cash flows generated by the Georgia Cluster or upon its accelerated maturity; the security interest held by Duos in the Georgia Cluster pending payment of the deferred purchase price; Axe Compute’s reliance on Duos and third-party service providers for facility, power and operational services; the application of the same structure to future deployments; the availability of power and facility capacity; the timing of deployment and customer delivery of the Georgia Cluster; the commencement, timing, deployment and activation of contracted customer projects; deployment and operational capabilities; customer demand; and the company's ability to design, deploy, own and operate dedicated AI infrastructure at scale. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such statements. Axe Compute undertakes no obligation to update or revise forward-looking statements except as required by applicable law.

Media and Investor Relations Contact
Erin McMahon, CMO and Head of Investor Relations
ir@axecompute.com